Exhibit 10.14
SUMMARY SHEET OF DIRECTOR FEES AND OFFICER COMPENSATION
I. Director Compensation
As compensation for their service as directors of Halifax Corporation (the “Company”), each non-employee member of the Board of Directors (the “Board”) receives a $1,000 annual fee. Payment of the annual fee is made at the annual meeting. Additionally, each non-employee member of the Board receives $100 for each regular Board meeting attended in person, $1 00 for each regular Board meeting attended telephonically and $100 for each special Board meeting. Directors do not receive any compensation for attendance of meetings of the committees of the Board. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and committees of the Board.
Previously under the Non-employee Directors Stock Option Plan, each non-employee member was granted options to purchase 5,000 shares of the Company’s common stock on the first of the month following the date of the annual meeting of shareholders on which the director was initially elected and was granted options to purchase up to 2,000 shares of common stock on each annual re-election by the shareholders as a director of the Company. Such options were granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. No further options may be granted under the Non-employee Directors Stock Option Plan.
 Directors are eligible to receive grants of options or restricted stock under the 2005 Stock Option and Stock Incentive Plan. These grants are at the discretion of the Compensation and Employee Benefits Committee. On September 10, 2008, each non-employee director was granted options to purchase 2,000 shares of common stock at an exercise price of $.66. These options vest over one and expire ten years from the date of grant. On March 24, 2009, each non-employee director was granted options to purchase 2,000 shares of common stock at an exercise price of $.32. These options vest over five years and expire ten years from the date of grant.
II. Executive Compensation
Base Salaries
The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who are expected to be named in the Summary Compensation Table in the Company’s incorporated by reference into the annual report on Form 10-K for the year ended March 31, 2009 (the “Named Executive Officers”).

Name	Base Salary
Charles L. McNew	$224,662
Hugh M. Foley	139,347
Joseph Sciacca	151,688
Douglas Reece	108,363
Participation in Employee Benefit and Other Arrangements
The Named Executive Officers are also eligible to
•	Exercise outstanding options issued pursuant to 1994 Key Employee Stock Option Plan;

•	Participate in the 2005 Stock Option and Stock Incentive Plan;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees;

•	Employment severance agreements. These agreements provides severance benefits under certain circumstances and remain in effect so long as we continue to employ the above named executives.